SUB-ITEM 77M
Mergers

Nuveen International Select Fund, a series of
Nuveen Investment Funds, Inc.

811-05309


On October 25, 2013 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen International Fund, a series of Nuveen Investment
Funds, Inc. were transferred to the Nuveen International Select Fund. The circumstances and details of the reorganization are contained in the 497 filing on September 4, 2013, accession number 0001193125-13-357009, which materials are herein incorporated by reference.